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                                 KPMG letterhead

March 21, 2002

New World Pasta Company
85 Shannon Road
Harrisburg, PA   17112

Ladies and Gentlemen:

We have audited the consolidated balance sheets of New World Pasta Company and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive losses, and cash flows for each of the years in the three-year period ended December 31, 2001, and have reported thereon under date of March 21, 2002. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2001. As stated in Note 5 to those financial statements, the Company changed its method of accounting for certain raw material inventories from the last-in, first-out (LIFO) method to the first-in, first-out
(FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances because the FIFO method of valuing inventories more clearly follows the actual usage of the components of inventory in the production process and more closely matches actual costs and revenues resulting in an enhanced measurement of operating results. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP

KPMG LLP
Harrisburg, Pennsylvania